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                                                                   EXHIBIT 10.36

                               SERVICES AGREEMENT

      This Agreement is made on November 5, 2004. Its parties are BUSINESS RISK TECHNOLOGY, INC. ("BRT") and NORTH POINTE CASUALTY INSURANCE COMPANY, a Florida insurer ("North Pointe").

      BRT provides all information services functions for American Superior Insurance Company, a Florida insurer in statutory rehabilitation ("American Superior"). American Superior's data is currently located within BRT's systems. The Florida Department of Financial Services, as Receiver for American Superior Insurance Company ("Receiver') and North Pointe are entering into an agreement by which North Pointe is purchasing the right to offer new policies for American Superior's policyholders. North Pointe must have access to and confidence in the American Superior data in BRT's systems before it can sign a final agreement with the Receiver. This Agreement describes the services that BRT will provide North Pointe related to its agreement with the Receiver, and the terms on which those services will be provided.

1. THE AGREEMENT

BRT will provide the Services described below to North Pointe, within the Timeframes. North Pointe will pay BRT the Service Fees. North Pointe will also bear the Costs associated with providing the Services and pay BRT Access Fees for access to its systems. All defined terms are explained below.

2. SERVICES

BRT will do the following, all of which are referred to as the "Services:"

      1. Dump selected data for in-force policies currently maintained in the American Superior INSMGMT system ("INSMGMT") into North Pointe's format (see Attachment 1) at the time that the mass mailing to current American Superior policyholders is created (the "Dump Date').

      2. Cross reference (i) all claims (whether now open or closed) that reflect damage or loss to the properties insured with (ii) in-force policies in INSMGMT on which a claim has been filed during the six
            (6) month period ending on the Dump Date, and place a "flag" on all policies with claims and a different "flag" on all policies without claims.

      3. Dump all data for all mobile home, DP-1 and Millers in-force policies currently maintained on the American Superior WinBoard system ("WinBoard") into a human-readable format.

      4. Enter and test one (1) rate change as specified by North Pointe in INSMGMT enabling North Pointe to generate quotes and prepare applications via INSMGMT for the following products: HO3 Elite, HO6 Elite, DP3/2, HO 2/3, and HO 4/6.

      5. Prepare the North Pointe pre-filled application (with the additional fields and warranty language), remittance letter and premium quote (substantially in the form specified in Attachment 2). With the exception of the remittance letter and the additional fields and warranty language on the application, all of these forms are American Superior forms with cosmetic changes reflecting North Pointe as insurer.

      6. Prepare and send a bulk mailing to the non-WinBoard policyholders whose in-force policies were flagged as being without claims within the six (6) months ending on the Dump Date. Such mailing shall include an explanatory letter from the Receiver (to be provided to BRT by the Receiver), an introduction letter from North Pointe, a pre-filled application, remittance letter, premium quote, and a pre-stamped return envelope.

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      7.    Prepare and send a bulk mailing to in-force WinBoard policyholders.
            Such mailing shall include an explanatory letter from the Receiver (to be provided to BRT by the Receiver) and a second form of introduction letter from North Pointe for the WinBoard policyholders.

      8. Prepare and send a bulk mailing to non-WinBoard policyholders whose in-force policies were flagged as having had claims filed within the six (6) months ending on the Dump Date. Such mailing shall include an explanatory letter from the Receiver (to be provided to BRT by the Receiver) as to how they can obtain an offer of insurance and a third form of introduction letter from North Pointe for those non-WinBoard policyholders with claims.

      9.    Provide a copy of the following bulk mailed items to North Pointe:
            (i) the pre-filled applications, remittance letters, and premium quotes mailed under Service number 6; and (ii) the letters from North Pointe mailed under Service numbers 7 and 8.

      10. Send a single one-page letter to mortgagees, additional named insureds, and additional named interested parties for in-force policies maintained in INSMGMT.

      11. Modify the agents' INSMGMT portal to provide agents with viewing access to proposed policies with North Pointe including appropriate branding, which are those documents (application, premium quote, remittance letter) that were sent to the policyholders by North Pointe and BRT, with the ability to print. BRT must retain the ability for agents to access as currently available the American Superior policies.

      12. Provide North Pointe with read-only access to INSMGMT for as long as access is available to the Receiver (or successor statutory liquidator).

The parties anticipate entering into a separate agreement providing North Pointe with ongoing access to historical data for actuarial purposes.

3. TIMEFRAMES

Time is of the essence of this Agreement. The parties will perform under this Agreement pursuant to the following "Timeframes" (such times are subject to the timely delivery of materials to BRT from North Pointe and the Receiver as may be required herein):

      11/02/04      North Pointe downloads the HO3 Elite format

      11/03/04      North Pointe downloads the HO6 Elite format

      11/04/04      North Pointe downloads the DP 3/2 format

      11/05/04      North Pointe downloads the HO 2/3 format

      11/06/04      North Pointe downloads the HO 4/6 format

                    BRT tests 20 files of HO3 Elite format and returns data to North Pointe

      11/08/04 BRT tests 20 files of HO6 Elite format and returns data to North Pointe

      11/09/04 BRT tests 20 files of DP 3/2 format and returns data to North Pointe

      11/10/04 BRT tests 20 files of HO 2/3 format and returns data to North Pointe

      11/11/04 BRT tests 20 files of HO 4/6 format and returns data to North Pointe

      11/12/04      BRT test dumps the WinBoard policies to North Pointe

      11/15/04      BRT puts in the rate change, tests and verifies

      11/17/04 BRT tests documents (a random sample of all policies ending in a digit to be identified by North Pointe the day prior to testing) and does data dump for those test documents

      11/18-22/04   North Pointe verifies the BRT data dump and BRT makes
                    corrections

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      11/23-24/04   BRT creates the mail product and does entire data dump

      11/25-29/04   North Pointe verifies mail product and data dump

      11/30/04      BRT mails final product

4. SERVICE FEES, COSTS AND ACCESS FEES

      4.1 SERVICE FEES. North Pointe will pay BRT "Service Fees" for the Services in these amounts and on this schedule:

      FIRST PAYMENT. When the parties sign this Agreement, North Pointe will pay BRT $10.000 (and an additional $5,000 for November's Access Fee, as explained below).

      SECOND PAYMENT. When BRT (i) tests 20 files of HO3 Elite format and returns data to North Pointe and (ii) tests 20 files of HO6 Elite format and returns data to North Pointe, North Pointe will pay BRT $20,000.

      THIRD PAYMENT. When BRT tests documents (a random sample of all policies ending in a digit to be identified by North Pointe the day prior to testing) and does data dump for those test documents, and North Pointe verifies the BRT data dump and documents, and BRT makes corrections, North Pointe will pay BRT $25,000.

      FOURTH PAYMENT. If BRT mails the final product on December 1, 2004 and the packages mailed are "satisfactory" as that term is defined below, North Pointe will pay BRT $35,000 by December 14, 2004. If BRT does not mail the final product by December 1, 2004 or does so and the packages mailed are "unsatisfactory" as that term is defined below, North Pointe will not make a fourth payment to BRT.

North Pointe will wire transfer these monies to BRT using the following wire transfer instructions, unless notified otherwise by BRT in writing:

                    Bank Name:           Wachovia Bank, N.A.
                    ABA Number:          063000021
                    Account Number:      2020000432892
                    Account Name:        Business Risk Technology, Inc.

To earn any of the payments described in this Agreement, except the first payment (which is contingent strictly on the execution of this Agreement), BRT must provide the services described in this Agreement in a manner that is reasonably satisfactory to North Pointe. To provide a benchmark for the definitions of "satisfactory" and "unsatisfactory," if ninety-eight (98%) percent or more of the policies produced each time BRT provides data and documents are completely accurate, BRT's performance will be deemed satisfactory. Conversely, if more than two (2%) of the policies produced each time BRT provides data and documents have an error, BRT will be deemed to have performed unsatisfactorily. Therefore, for example, if BRT produces 40,000 packages each consisting of a pre-filled application, remittance letter and premium quote, and 39,200 or more of these packages are without error, BRT will have performed satisfactorily. If any payment is not made to BRT because the Services (other than the mailing of the final product) have been deemed "unsatisfactory", then no additional Services shall be performed by BRT until
(i) the "unsatisfactory" Services have been corrected by BRT and deemed "satisfactory", and (ii) the related payment has been received by BRT.

      4.2 ACCESS FEES. North Pointe will pay BRT "Access Fees" of $5,000 per month for access to INSMGMT for purposes of Items 11 and 12 in Section 2 above, and verification of data and documents beginning with access during the month of November 2004. North Pointe will notify BRT in writing 30 days in advance when it determines that it no longer needs access and will terminate this Access Fee arrangement.

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The Access Fee will be prorated for access provided for any resulting partial month. North Pointe will make its first Access Fee payment when it signs this Agreement. North Pointe will pay subsequent Access Fees to BRT by wire transfer on the first day of each month.

      4.3 COSTS. North Pointe will pay for the following out-of-pocket "Costs" associated with BRT providing the Services: postage, envelopes, paper, and copier usage (including overage expenses). Vendors providing postage, envelopes, paper, and copier usage will invoice BRT for these Costs. BRT will present such invoices to North Pointe for payment without markup. North Pointe will pay the Costs upon receipt of such invoices. North Pointe must pre-approve any other Costs.

5. POLICYHOLDER PRIVACY.

Pursuant to the services that BRT will be providing to North Pointe under this Agreement, the parties will be receiving American Superior policyholders' personal nonpublic information. Federal and state privacy laws require both parties to keep this nonpublic information private. Therefore the parties (i) will only disclose or use this personal information to carry out this Agreement's purposes; (ii) will handle this personal nonpublic information with care and confidentiality, and in compliance with applicable law; (iii) can also disclose this personal information where the policyholder authorizes a party to do so or where otherwise permitted by law; (iv) will give access to this personal information only to those of its employees and agents who need this personal information to perform these services; and (v) will not sell this information to any person. However, the foregoing notwithstanding, BRT may have responsibilities involving American Superior policyholders' personal nonpublic information under existing agreements with American Superior that remain in force. BRT's use of such information for such purposes shall not be considered a breach of this Agreement.

6. ACCEPTANCE

North Pointe will provide BRT with a detailed, written description of any objections relating to materials received from BRT as part of the Services no later than seventy-two (72) hours after North Pointe's receipt of the materials in question. BRT will review the objections, and will, within twenty-four (24) hours provide North Pointe with revised materials for any such objections. North Pointe will be deemed to have accepted any materials provided by BRT if they do not provide a written notice of objections within this period, unless the defect in question could not be discovered within that period of time.

BUSINESS RISK TECHNOLOGY, INC.         NORTH POINTE CASUALTY INSURANCE COMPANY

By: /s/ Daryl P. Polenz                By: /s/ James G. Petcoff
    --------------------------             -------------------------------------

Name: Daryl P. Polenz                  Name: James G. Petcoff

Title: Chief Operating Officer         Title: President

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